UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2005
PARTY CITY CORPORATION
(Exact name of Registrant as Specified in Chapter)

Delaware	0-27826	22-3033692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Commons Way, Rockaway, NJ (Address of Principal Executive Offices)	07866 (Zip Code)
Registrant’s telephone number, including area code: (973) 983-0888
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note
On December 23, 2005, Party City Corporation. (the “Company”) completed its merger (the “Merger”) with BWP Acquisition, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Amscan Holdings, Inc., a Delaware corporation (“AHI”), pursuant to the Agreement and Plan of Merger, dated as of September 26, 2005 (as amended, the “Merger Agreement”), by and among Party City, AHI, and Merger Sub. AHI is a direct wholly owned subsidiary of AAH Holdings Corporation, which is primarily owned by funds affiliated with Berkshire Partners LLC and Weston Presidio.
Item 1.02 Termination of a Material Definitive Agreement.
1. Loan Agreement.
On December 23, 2005, in connection with the Merger, our Loan Agreement, dated January 9, 2003, as amended, by and between us and Wells Fargo Retail Finance, LLC, as arranger, collateral agent and administrative agent, and Fleet Retail Finance, Inc. as documentation agent (the “Loan Agreement”), was terminated. Under the terms of the Loan Agreement, we were able to from time to time borrow amounts based on a percentage of our eligible inventory and credit card receivables, up to a maximum of $65 million at any time outstanding, subject to certain borrowing conditions and customary sub-limits, reserves and other limitations. Under the Loan Agreement, we had the option, based on our liquidity needs, to borrow at (i) the adjusted Eurodollar rate per annum, plus an applicable margin, or (ii) the prime rate per annum, less an applicable margin. Borrowings under the Loan Agreement were secured by a lien on substantially all of our assets.
2. Equity Incentive Plans.

On December 23, 2005, in connection with the Merger, the Company terminated each of its 1999 Stock Incentive Plan, its Employee Stock Purchase Plan, its Management Stock Purchase Plan and the Amended and Restated 1994 Stock Option Plan and Stock Option Agreement with Non-Employee Directors (collectively, the “Equity Incentive Plans”). Under the Equity Incentive Plans, awards or options to purchase shares of the Company’s common stock, par value $0.01 per share were granted to employees and directors of the Company. Options issued pursuant to the Equity Incentive Plans were cancelled prior to the Merger in exchange for the spread between $17.50 and their applicable exercise price.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
In connection with the closing of the Merger, the Company notified the NASDAQ National Market on December 23, 2005 that each share of the Company’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the “Common Stock”), was canceled and automatically converted into the right to receive $17.50 in cash, without interest and less any applicable withholding taxes, and requested that the NASDAQ National Market file with the Securities and Exchange Commission an application on Form 25 report that the shares of Common Stock are no longer listed on the NASDAQ National Market.
Item 3.03 Material Modification to Rights of Security Holders
Pursuant to the Merger Agreement, each share of the Common Stock was canceled and automatically converted into the right to receive $17.50 in cash, without interest and less any applicable withholding taxes.
Item 5.01 Changes in Control of Registrant
On December 23, 2005, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Party City, with Party City continuing after the Merger as the surviving corporation and a wholly owned subsidiary of AHI. As a result of the Merger, Party City is 100% owned by AHI. AHI is held indirectly by funds affiliated with Berkshire Partners LLC and Weston Presidio.
The aggregate purchase price paid for all of the shares of the Common Stock and options to purchase shares of the Common Stock in the Merger was approximately $364 million. The aggregate purchase price and related fees and expenses were funded by the new credit facilities of AHI, as well as by equity financing from funds affiliated with Berkshire Partners LLC and Weston Presidio and AHI management.
A copy of the press release issued jointly by Party City and AHI on December 23, 2005, announcing the consummation of the Merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
By action of the Merger, each of Ralph D. Dillon, Michael E. Tennenbaum, L.R. Jalenak, Jr., Franklin R. Johnson, Howard Levkowitz and Walter Salmon were replaced as directors of Party City and the existing directors of Merger Sub became the directors of Party City.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The Company's Articles of Incorporation were amended and restated through operation of the Merger and the indemnification obligations of the Company towards its directors and officers were preserved.
Item 8.01 Other Events
On December 23, 2005, the Company issued a press release announcing the consummation of its merger with Merger Sub.
A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

(c) Exhibits
See Exhibit Index attached hereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2005	PARTY CITY CORPORATION
	By:	/s/ Gregg A. Melnick
		Name:	Gregg A. Melnick
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated December 23, 2005